Exhibit 99.1

NEWS RELEASE

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Revenues of $23.3 Billion Increased 7% Year-Over-Year

•	Net Earnings of $0.99 Per Share

•	Cash Flows from Operations of $723 Million

•	All Businesses Report Second Quarter Growth in Revenues or People Served

MINNEAPOLIS (July 20, 2010) – UnitedHealth Group (NYSE: UNH) today reported second quarter results, including better-than-projected growth in Health Benefits and Health Services. Key performance metrics and costs were in line with or better than Company expectations.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “The growth performances of both of our business platforms – Health Benefits and Health Services – are the result of our continued focus on fundamental execution and practical innovation on behalf of our customers. We believe our market share in both business groups is increasing, due to the quality of our innovative offerings, distinctive service and the consistent value we bring to customers.”

The Company updated its financial outlook, and now anticipates full year 2010 revenues of approximately $93 billion, net earnings in the range of $3.40 to $3.60 per share and cash flows from operations approaching $5 billion.

Quarterly Financial Performance

Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Revenues	$23.26 billion	$21.66 billion	$23.19 billion
Earnings From Operations	$1.90 billion	$1.44 billion	$2.02 billion
Net Margin	4.8%	4.0%	5.1%

Management views year-over-year comparisons of results to generally be more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations, primarily in its health benefits product offerings.

•

UnitedHealth Group’s consolidated second quarter 2010 revenues of $23.3 billion increased $1.6 billion or 7 percent year-over-year. Health Benefits second quarter sequential growth in consumers served was led by increases in UnitedHealthcare risk-based products and in Medicaid membership, while the sequential advance in combined revenues for Health Services businesses was led by Ingenix and Prescription Solutions. Four of the Company’s business units – Ovations, AmeriChoice, Ingenix and Prescription Solutions – increased revenues by more than 10 percent year-over-year in the quarter.

•	Second quarter earnings from operations were $1.9 billion and net earnings were $1.1 billion.

•

The second quarter net margin of 4.8 percent compares with a 5.1 percent net margin in the first quarter of 2010 and a 4.0 percent net margin in the second quarter of 2009. The year-over-year increase was driven by strong growth and effective cost management.

•	Second quarter investment income included net capital gains of $16 million in 2010 and $3 million in 2009.

•	Net earnings per share of $0.99 in the second quarter increased $0.26 over the prior year and decreased $0.04 from the first quarter of 2010.

•

Second quarter cash flows from operations of $723 million increased from $492 million in the second quarter of 2009. First half 2010 cash flows from operations of $1.9 billion were 83 percent of year-to-date net earnings.

UnitedHealth Group – Continued

•

There were 11 days sales outstanding in accounts receivable at the end of the second quarter of both 2009 and 2010. Acceleration in the payment of Part D prescription drug plan claims, continuing advancements in the Company’s claims processing cycle and increased prior period development contributed to a four-day decrease year-over-year in days claims payable to 49 days on an adjusted basis [1] at June 30, 2010. Adjusted days claims payable increased one day from 48[1] at March 31, 2010.

•

The second quarter 2010 medical care ratio of 81.5 percent decreased 210 basis points year-over-year. The majority of the year-over-year decrease was from prior period reserve development. In the second quarter the Company realized $270 million in favorable development in its estimates of medical costs incurred in prior periods, including $90 million from prior years, as compared to $30 million in the second quarter of 2009, none of which related to prior years.

•

Second quarter operating costs of 14.4 percent of revenue increased 40 basis points year-over-year, and remained well within the range of Company expectations. The year-over-year comparison included the effect of a higher mix of more operating-cost-intensive service revenues, the absorption of new business development and start up costs and costs related to health care reform readiness.

•

The second quarter income tax rate of 37 percent increased from 34 percent in the second quarter of 2009 as expected, driven by federal statutory changes in the deductibility of employee compensation, as well as a benefit in the 2009 tax rate from the resolution of various historical federal and state income tax matters.

•	UnitedHealth Group’s quarter-end debt to debt-plus-equity ratio decreased to 30.1 percent from 35.2 percent at June 30, 2009.

•

During the second quarter, the Board of Directors increased the Company’s dividend to an annual rate of $0.50 per share and moved the Company to a quarterly dividend payment cycle. UnitedHealth Group repurchased 39.1 million shares through the first six months of 2010, including 20 million shares during the second quarter, and ended the quarter with approximately $2 billion in cash available for general corporate use.

[1]	Adjusted numbers are non-GAAP financial measures. Further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached financial schedules.

Through its Health Benefits businesses – UnitedHealthcare, Ovations and AmeriChoice – the Company provides network-based health care benefits and related services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, the Company delivers UnitedHealthcare-branded health and well-being services to Americans over the age of 50 and manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly Financial Performance

Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Revenues	$21.64 billion	$20.28 billion	$21.64 billion
Earnings From Operations	$1.54 billion	$1.07 billion	$1.68 billion
Operating Margin	7.1%	5.3%	7.8%

•

Second quarter 2010 Health Benefits revenues of $21.6 billion increased $1.4 billion or 7 percent year-over-year. The year-over-year revenue advance was driven by growth of 1.1 million people served across the public and senior markets in the past year, partially offset by a year-over-year decrease of 0.4 million people served in the commercial benefits market, largely due to the significant decline in U.S. employment in 2009.

•

Health Benefits earnings from operations for the second quarter of 2010 increased year-over-year to $1.5 billion. The second quarter operating margin declined by 70 basis points sequentially to 7.1 percent, but improved on a year-over-year basis, due to both growth and appropriate cost management on behalf of governmental and commercial customers.

Health Benefits Business Results – Continued

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UnitedHealthcare grew the number of people served in commercial markets by 70,000 in the second quarter. Results included organic growth of 95,000 people in risk-based benefit programs, partially offset by a decrease of 25,000 people in fee-based plans. UnitedHealthcare second quarter 2010 revenues were $10.2 billion.

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UnitedHealthcare’s commercial medical care ratio of 82.2 percent decreased 2 percentage points from the second quarter of 2009 due to successful clinical management in the quarter and prior period favorable development, reflecting effective historical performance on medical costs. The second quarter medical care ratio increased 310 basis points from first quarter 2010 due to the normal seasonal variation in medical costs and the increase in medical costs incurred under high deductible policies that occur as the year progresses, as well as a lower level of positive reserve development.

•

Second quarter Ovations revenues of $9.0 billion grew $1.0 billion or 13 percent year-over-year. This strong growth included revenue advances in the Medicare Advantage, Medicare Supplement and Part D prescription drug businesses. The Company’s senior health business has increased its customer base in its primary offerings by 640,000 people in the past 12 months.

•	In Medicare Advantage, the Company brought its services to 300,000 more seniors in the past year, a 17 percent year-over-year increase, including net growth of 35,000 people in the second quarter.

•

Growth in active Medicare Supplement products continued, with the number of seniors served increasing by 100,000 or 4 percent in the past 12 months, including 10,000 people in the second quarter of 2010.

•	At June 30, 2010, 4.5 million people participated in the Company’s stand-alone Part D prescription drug plans, an increase of 240,000 people over the past 12 months.

•

Second quarter AmeriChoice Medicaid revenues of $2.5 billion increased $420 million or 21 percent year-over-year, driven by strong organic growth. During the past 12 months, the Company has expanded its Medicaid programs by 435,000 people, including 140,000 people in the second quarter. Membership grew 14 percent organically year-over-year, driven by the combination of continued geographic expansion and the successful capture of a portion of the overall increase in local Medicaid program participation from the economic downturn.

Through its Health Services businesses, the Company serves consumer health needs and provides software, pharmaceutical and specialty benefit management, financial services dedicated to health care, health data and analytics, consulting and other services to a broad variety of customers in the United States and international markets. Through these offerings, the Health Services businesses seek to improve overall health system performance.

Quarterly Financial Performance

Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Combined Revenues	$6.20 billion	$5.33 billion	$6.02 billion
Earnings From Operations	$357 million	$367 million	$334 million
Operating Margin	5.8%	6.9%	5.6%

•

Second quarter 2010 Health Services combined revenues increased $864 million or 16 percent to $6.2 billion. The revenue advance was driven by growth in consumers served, particularly through pharmaceutical benefit management programs, as well as increasing revenues from public sector programs and health care technology software and services.

•

Health Services combined earnings from operations of $357 million decreased $10 million or 3 percent year-over-year in the second quarter. The operating margin decreased 110 basis points year-over-year to 5.8 percent in the second quarter. As in first quarter, the operating margin was impacted year-over-year by changes in performance-based pricing contracts with Medicare Part D plan sponsors in the pharmacy benefit market and investments in areas of expected future business expansion and growth.

OptumHealth is a national leader in health and wellness services. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefits such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and better achieve their health and well-being goals.

Quarterly Financial Performance

Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Revenues	$1.45 billion	$1.36 billion	$1.42 billion
Earnings From Operations	$161 million	$142 million	$151 million
Operating Margin	11.1%	10.5%	10.7%

•

OptumHealth revenues grew $98 million or 7 percent year-over-year to $1.45 billion in the second quarter of 2010, driven by growth from large scale public sector programs and external employer offerings.

•

Second quarter 2010 earnings from operations of $161 million increased by $19 million or 13 percent year-over-year, and the operating margin increased by 60 basis points to 11.1 percent. Second quarter 2010 earnings growth included strong operating earnings and margin contributions from behavioral and specialty benefits, partially offset by public sector business mix.

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OptumHealth Financial Services continued to generate strong growth as a dedicated health banking organization. At June 30, 2010, assets under management grew 26 percent year-over-year to $1.02 billion, and the business grew to 2 million consumer accounts, up 10 percent year-over-year.

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In the second quarter, OptumHealth Financial Services electronically transmitted $10.6 billion in medical payments for 48 million claims through its state-of-the-art care provider connectivity network, an increase of 20 percent in dollars transmitted year-over-year. This health care modernization program simplifies and speeds the payment process and reduces costs.

Ingenix is a leader in the field of health care information, services and consulting, serving physicians, hospitals and other health care providers, large employers and governments, health insurers and benefits payers and pharmaceutical companies.

Quarterly Financial Performance

Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Revenues	$529 million	$421 million	$505 million
Earnings From Operations	$60 million	$59 million	$53 million
Operating Margin	11.3%	14.0%	10.5%

•

Ingenix second quarter 2010 revenues increased $108 million or 26 percent year-over-year to $529 million. Second quarter sales bookings increased 27 percent year-over-year, driven by strength in health care information technology offerings and services focused on cost management, regulatory compliance and clinical research.

•	The Ingenix contract revenue backlog of $2.3 billion at June 30, 2010 included $1.6 billion in backlog expected to be realized within 12 months, an increase of 15 percent year-over-year.

•

Ingenix second quarter earnings from operations of $60 million increased 2 percent year-over-year. The second quarter operating margin decreased to 11.3 percent, primarily due to business mix changes, continued margin pressure in the pharmaceutical services business, and continued investments in new growth areas.

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors and commercial health plans.

Quarterly Financial Performance

Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Revenues	$4.21 billion	$3.56 billion	$4.10 billion
Earnings From Operations	$136 million	$166 million	$130 million
Operating Margin	3.2%	4.7%	3.2%

•	Prescription Solutions second quarter revenues grew $658 million or 19 percent year-over-year to $4.2 billion, driven by growth in people served and related higher prescription volumes.

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As in first quarter, 2010 program changes in performance-based pricing contracts with Medicare Part D plan sponsors impacted second quarter earnings from operations and operating margin. This pressure was partially offset by membership growth, increased use of mail service and generic drugs by consumers and effective operating cost management. Earnings from operations of $136 million decreased by $30 million or 18 percent year-over-year and the operating margin normalized to 3.2 percent.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 75 million individuals worldwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through August 3, 2010, following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 21769332. This earnings release and the Form 8-K dated July 20, 2010, which may also be accessed from the Investors page of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes, and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations or changes in existing laws or regulations or their enforcement could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and data security regulations; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended June 30, 2010

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets and Reconciliation of Non-GAAP Medical Days Payable Related to the Health Net of the Northeast Acquisition

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	Customer Profile Summary

Use of Non-GAAP Financial Measures

Medical days payable, as used in the press release, excludes medical costs payable related to the acquisition of Health Net of the Northeast commercial and/or Medicaid businesses, is not calculated in accordance with GAAP and should not be considered a substitute for or superior to a financial measure calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Premiums	$21,125	$19,746	$42,253	$39,857
Services	1,413	1,307	2,777	2,603
Products	577	449	1,105	888
Investment and Other Income	149	153	322	311

Total Revenues	23,264	21,655	46,457	43,659

Operating Costs
Medical Costs	17,221	16,507	34,391	33,077
Operating Costs	3,359	3,037	6,635	6,165
Cost of Products Sold	534	422	1,017	826
Depreciation and Amortization	249	249	497	483

Total Operating Costs	21,363	20,215	42,540	40,551

Earnings from Operations	1,901	1,440	3,917	3,108
Interest Expense	(119)	(139)	(244)	(270)

Earnings Before Income Taxes	1,782	1,301	3,673	2,838
Provision for Income Taxes	(659)	(442)	(1,359)	(995)

Net Earnings	$1,123	$859	$2,314	$1,843

Diluted Net Earnings Per Common Share	$0.99	$0.73	$2.02	$1.54

Diluted Weighted-Average Common Shares Outstanding	1,135	1,180	1,146	1,195

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash and Short-Term Investments	$11,073	$11,039
Accounts Receivable, net	2,766	1,954
Other Current Assets	5,143	5,207

Total Current Assets	18,982	18,200
Long-Term Investments	14,019	13,311
Other Long-Term Assets	27,423	27,534

Total Assets	$60,424	$59,045

Liabilities and Shareholders’ Equity
Medical Costs Payable	$9,422	$9,362
Commercial Paper and Current Maturities of Long-Term Debt	2,676	2,164
Other Current Liabilities	11,005	10,637

Total Current Liabilities	23,103	22,163

Long-Term Debt, less current maturities	8,036	9,009
Future Policy Benefits	2,324	2,325
Deferred Income Taxes and Other Liabilities	2,132	1,942
Shareholders’ Equity	24,829	23,606

Total Liabilities and Shareholders’ Equity	$60,424	$59,045

Reconciliation of Non-GAAP Financial Measures

Medical Days Payable Excluding Health Net of the Northeast Acquisition (a)

(in millions, except days)

	June 30, 2010	March 31, 2010
GAAP Medical Costs Payable	$9,422	$9,281
Health Net of the Northeast Acquisition	(164)	(191)

Adjusted Medical Costs Payable (a)	$9,258	$9,090

GAAP Quarterly Medical Costs Days Payable	50	49
Health Net of the Northeast Acquisition	(1)	(1)

Adjusted Quarterly Medical Costs Days Payable (a)	49	48

(a)	Excludes medical costs payable related to Health Net of the Northeast commercial business for the quarter ended June 30, 2010 and excludes medical costs payable related to Health Net of the Northeast commercial and Medicaid businesses for the quarter ended March 31, 2010.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Operating Activities
Net Earnings	$2,314	$1,843
Noncash Items:
Depreciation and amortization	497	483
Deferred income taxes and other	68	121
Share-based compensation	167	180
Net changes in operating assets and liabilities	(1,118)	(1,023)

Cash Flows From Operating Activities	1,928	1,604

Investing Activities
Cash paid for acquisitions, net of cash assumed	(165)	(400)
Purchases of property, equipment and capitalized software, net	(343)	(311)
Net (purchases) sales of investments	(310)	221

Cash Flows Used For Investing Activities	(818)	(490)

Financing Activities
Common stock repurchases	(1,241)	(1,504)
Net change in commercial paper and long-term debt	(453)	(939)
Interest rate swap termination	—	513
Share-based compensation excess tax benefit	6	27
Customer funds administered	1,108	674
Other, net	(347)	(64)

Cash Flows Used For Financing Activities	(927)	(1,293)

Increase (decrease) in cash and cash equivalents	183	(179)
Cash and cash equivalents, beginning of period	9,800	7,426

Cash and cash equivalents, end of period	$9,983	$7,247

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Health Benefits (a)	$21,638	$20,282	$43,275	$40,954
OptumHealth	1,454	1,356	2,871	2,688
Ingenix	529	421	1,034	806
Prescription Solutions	4,214	3,556	8,310	7,095
Eliminations	(4,571)	(3,960)	(9,033)	(7,884)

Total Consolidated Revenues	$23,264	$21,655	$46,457	$43,659

Earnings from Operations
Health Benefits	$1,544	$1,073	$3,226	$2,394
OptumHealth	161	142	312	300
Ingenix	60	59	113	108
Prescription Solutions	136	166	266	306

Total Consolidated Earnings from Operations	$1,901	$1,440	$3,917	$3,108

(a)	Revenues for three and six months ended June 30, 2010 were $10,188 and $20,193 for UnitedHealthcare; $8,990 and $18,286 for Ovations; and $2,460 and $4,796 for AmeriChoice, respectively. Revenues for the three and six months ended June 30, 2009 were $10,253 and $20,591 for UnitedHealthcare; $7,989 and $16,412 for Ovations; and $2,040 and $3,951 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

	June	March	December	June	December
People Served	2010 (b)	2010 (c)	2009	2009	2008
Commercial Risk-based	9,235	9,140	9,415	9,655	10,360
Commercial Fee-based	15,355	15,380	15,210	15,375	15,985

Total Commercial	24,590	24,520	24,625	25,030	26,345

Medicare Advantage	2,040	2,005	1,790	1,740	1,495
Medicaid	3,185	3,045	2,900	2,750	2,515
Standardized Medicare Supplement	2,725	2,715	2,680	2,625	2,540

Total Public and Senior (a)	7,950	7,765	7,370	7,115	6,550

Total Health Benefits	32,540	32,285	31,995	32,145	32,895

Total People Served	76,400	75,200	70,300	70,500	72,800

Supplemental Data - included in Total People Served
OptumHealth	63,200	62,300	57,600	57,900	59,700

Total Part D Prescription Drug Plans	6,455	6,440	5,935	5,870	5,450

Consumer-Driven Health Plans	3,405	3,365	2,850	2,850	2,735

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.
(b)	Includes 45,000 Medicaid individuals served in connection with the acquisition of Health Net of the Northeast.
(c)	Includes 55,000 Medicare Advantage and 65,000 Total Part D Prescription Drug Plan individuals served in connection with the acquisition of Health Net of the Northeast, as well as 6 million OptumHealth lives relating to the acquisition of PPC Worldwide.